UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2024

Synaptogenix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40458	46-1585656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (973) 242-0005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SNPX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 12, 2024, Synaptogenix, Inc. (the “Company”) filed a Certificate of Designations of Series C Convertible Preferred Stock of Synaptogenix, Inc. with the Secretary of State of the State of Delaware (the “Certificate of Designations”), thereby creating a new series of preferred stock of the Company designated as “Series C Convertible Preferred Stock” (the “Preferred Shares”). The Certificate of Designations became effective with the Secretary of State of the State of Delaware upon filing.

The Preferred Shares will be convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock,” and such shares issuable upon conversion of the Preferred Shares, the “Conversion Shares”), at the election of the holder at any time at an initial conversion price of $4.00 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). The Company will be required to redeem the Preferred Shares in equal quarterly installments, commencing on October 31, 2024. The amortization payments due upon such redemption are payable in cash at 107% of the applicable Installment Amount (as defined in the Certificate of Designations).

The holders of the Preferred Shares will be entitled to dividends of 5% per annum, compounded quarterly, which will be payable in cash. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the rate of 15% per annum. The holders of Preferred Shares are entitled to vote with holders of the Common Stock as a single class on all matters that holders of Common Stock are entitled to vote upon, with the number of votes per Preferred Share equal to the stated value of such Preferred Share divided by $3.52, which is the “Minimum Price” (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) immediately prior to the date of the securities purchase agreement pursuant to which the Preferred Shares were sold.

Following the first anniversary of the initial issuance of the Preferred Shares through the date that is ten calendar days thereafter, holders of Preferred Shares may require the Company to redeem all or any portion of their Preferred Shares in cash, pursuant to the terms set forth in the Certificate of Designations.

Notwithstanding the foregoing, the Company’s ability to settle conversions is subject to certain limitations set forth in the Certificate of Designations, including a limit on the number of shares that may be issued until the time, if any, that the Company’s stockholders have approved the issuance of more than 19.99% of the Company’s outstanding shares of Common Stock in accordance with Nasdaq listing standards. The Company has agreed to seek stockholder approval of these matters at a meeting to be held no later than December 31, 2024. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Certificate of Designations.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, the failure to file and maintain an effective registration statement covering the sale of the holder’s securities registrable pursuant to a registration rights agreement entered into between the Company and the purchasers of the Preferred Shares and the Company’s failure to pay any amounts due to the holders of the Preferred Shares when due. In connection with a Triggering Event, each holder of Preferred Shares will be able to require the Company to redeem in cash any or all of the holder’s Preferred Shares at a premium set forth in the Certificate of Designations.

The Company will be subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition and investment transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), distributions or redemptions, and the transfer of assets, among other matters.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On September 12, 2024, the Company completed the private placement of the Preferred Shares and warrants to purchase shares of Common Stock for aggregate gross proceeds of $5 million, before deducting fees commissions and expenses, which the Company previously announced in a Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on September 11, 2024.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

3.1	Certificate of Designations

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTOGENIX, INC.

Date: September 13, 2024	By:	/s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer